EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
Meta Financial Group, Inc.
Storm Lake, Iowa

We consent to the use of our report dated December 10, 2009, with respect to the consolidated statements of financial condition of Meta Financial Group, Inc. as of September 30, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Des Moines, Iowa
February 19, 2010